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                                                                   EXHIBIT 10.20

THIS AMENDMENT is made the 22nd of July, 1997, by and between RAYONIER INC. (the "Corporation") and RONALD M. GROSS (the "Employee") with respect to the DEFERRED COMPENSATION/SUPPLEMENTAL RETIREMENT AGREEMENT effective June 28, 1994 (the "Agreement").

WHEREAS, the Corporation and the Employee desire to amend the Agreement effective as of the day and year first above written to authorize the payment of the Retirement Benefit thereunder upon termination of the Employee's employment for any reason following a Change in Control of the Corporation.

NOW, THEREFORE, in consideration of the agreements hereinafter contained, the parties hereto hereby agree to amend the Agreement effective as of the day and year first above written by adding thereto the following new Article 9:

"9. Change in Control.

Notwithstanding any provision in this Agreement to the contrary, if, following a Change in Control, the Employee terminates his employment for any reason other than death or the Corporation terminates the Employee's employment for any reason other than death, the Employee shall be entitled to payment of the Retirement Benefit set forth in Article 1 of this Agreement. Payment of the Retirement Benefit shall commence as soon as is practicable after the Employee's termination of employment following a Change in Control. If the Employee dies during the Payout Period, the amounts due under Article 1 of this Agreement shall be paid to the Employee's Designated Beneficiary as provided therein.

In the event that the Employee is required to defend in any legal action or other proceeding the validity or enforceability of any right or benefit afforded by this Agreement, including this Article 9, the Corporation shall pay any and all actual legal fees and expenses incurred by the Employee regardless of the outcome of such action and, if requested by the Employee, shall (within two business days of such request) advance such expenses to the Employee. The Corporation shall be precluded from asserting in any judicial or other proceeding commenced with respect to any right or benefit afforded by this Agreement, including this Article 9, that such rights and benefits are not valid, binding and enforceable and shall stipulate in any such proceeding that the Corporation is bound by all the provisions of the Agreement.

For purposes of this Article 9, "Change in Control" has the meaning specified in the Retirement Plan for Salaried Employees of Rayonier Inc. as amended effective July 18, 1997, and as the same may be thereafter amended from time to time prior to the occurrence of a Change in Control."
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IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer and the Employee has hereunto set his hand as of the date and year first above written.

ATTEST:                             RAYONIER INC.

By: /s/ John B. Canning             By: /s/John P. O'Grady
Title: Corporate Secretary          Name:  John P. O'Grady
                                    Title: Senior Vice President, Administration

                                    /S/ RONALD M. GROSS